Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Anoori Naughton	Allison Kleinfelter
anaughton@hersheys.com	akleinfelter@hersheys.com

Hershey Reports Third-Quarter 2025 Financial Results

HERSHEY, Pa., October 30, 2025 - The Hershey Company (NYSE: HSY) today announced net sales and earnings for the third quarter ended September 28, 2025 and updated its 2025 outlook range.

“Third quarter results surpassed expectations, as strong innovation, strategic brand investments, and market leading execution drove momentum across business segments,” said Kirk Tanner, The Hershey Company President and Chief Executive Officer. “Based on our results year-to-date, we are raising our full year outlook for net sales and earnings per share.”

“I am excited to steer the next generation of growth at the Company, working closely with our talented team members, valued customers, and the Board. Together, we’ll focus on delighting consumers and delivering results as we unlock our full potential as a snacking industry leader.”

Third-Quarter 2025 Financial Results Summary1
•Consolidated net sales of $3,181.4 million, an increase of 6.5%.
•Organic, constant currency net sales increased 6.2%.
•Reported net income of $276.3 million, or $1.36 per share-diluted, a decrease of 38.2%.
•Adjusted earnings per share-diluted of $1.30, a decrease of 44.4%.

1 All comparisons for the third quarter of 2025 are with respect to the third quarter ended September 29, 2024

2025 Full-Year Financial Outlook
The Company is raising its net sales growth and reported earnings per share outlook, and raising its adjusted earnings per share outlook to the upper half of the previous range for the year. This guidance does not include the effects of our proposed acquisition of LesserEvil.

2025 Full-Year Outlook	Prior Guidance	Current Guidance
Net sales growth*	Up at least 2%	~3%
Reported earnings per share growth	Down ~50%	Down 48% to 50%
Adjusted earnings per share growth	Down 36% to 38%	Down 36% to 37%
* The impact of the Sour Strips acquisition is anticipated to be an approximate 40 basis point benefit to net sales growth for the full-year 2025. Additionally, the impact of foreign currency exchange rates is anticipated to be an approximate 30 basis point headwind to net sales growth for the full-year 2025.

The Company also expects:
•Tariff expense, as understood today, to be approximately $160 million to $170 million;
•A reported effective tax rate of approximately 30% and an adjusted effective tax rate of approximately 26%, reflecting the changing global business and tax landscape;
•Other expense, which primarily reflects the write-down of equity investments that qualify for a tax credit, of approximately $30 million to $35 million;
•Interest expense of approximately $195 million;
•Capital expenditures of approximately $425 million; and
•Advancing Agility & Automation Initiative savings of approximately $150 million.

Below is a reconciliation of current projected 2025 and full-year 2024 earnings per share-diluted calculated in accordance with U.S. generally accepted accounting principles (GAAP) to non-GAAP adjusted earnings per share-diluted:

	2025 (Projected)	2024
Reported EPS – Diluted	$5.48 - $5.72	$10.92
Derivative Mark-to-Market (Gains) Losses	—	(2.26)
Business Realignment Activities	0.35 - 0.45	0.58
Acquisition and Integration-Related Activities	0.03 - 0.07	0.22
Other Miscellaneous (Benefits) Losses	—	(0.03)
Tax Effect of All Adjustments Reflected Above	(0.10)	(0.06)
Adjusted EPS – Diluted	$5.90 - $6.00	$9.37

Adjusted 2025 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that are reflected within corporate unallocated expense in segment results until the related inventory is sold since we are not able to forecast the impact of the market changes.

Third-Quarter 2025 Components of Net Sales Growth
A reconciliation between reported net sales growth rates and organic, constant currency net sales growth rates, along with the contribution from net price realization and volume, is provided below:

	Three Months Ended September 28, 2025
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisition	Percentage Change on Organic Constant Currency Basis	Organic Price (Rounded)*	Organic Volume/Mix (Rounded)*
North America Confectionery	5.6%	—%	5.6%	0.4%	5.2%	7%	(1)%

North America Salty Snacks	10.0%	—%	10.0%	—%	10.0%	(1)%	11%

International	12.1%	—%	12.1%	—%	12.1%	7%	6%

Total Company	6.5%	—%	6.5%	0.3%	6.2%	6%	—%
*Percentage changes may not compute directly as shown due to rounding of amounts presented above.

The Company presents certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange. To present this information for historical periods, current period net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

Third-Quarter 2025 Consolidated Results
Consolidated net sales increased 6.5% to $3,181.4 million in the third quarter of 2025. Organic, constant currency net sales increased 6.2%, driven by net price realization of approximately 6 points. Volume was slightly positive in the quarter, in part reflecting the cadence of programming in North America Salty Snacks and the timing of shipments in the International segment. The impact of the Sour Strips acquisition was a 0.3 point benefit while the impact of foreign exchange was immaterial in the third quarter.

Reported gross margin was 32.6% in the third quarter of 2025, compared to 41.3% in the third quarter of 2024, a decrease of 870 basis points. Adjusted gross margin was 31.8% in the third quarter of 2025, a decrease of 850 basis points compared to the third quarter of 2024. Reported and adjusted gross margin declines reflect higher commodity and tariff costs along with unfavorable mix, which more than offset net price realization, supply chain productivity and transformation program savings.

Selling, marketing and administrative expenses increased 1.5% in the third quarter of 2025 versus the third quarter of 2024, as higher incentive compensation and non-people operating costs were partially offset by efficiencies and transformation program net savings. Advertising and related consumer marketing expenses decreased 5.0% in the third quarter of 2025 versus the same period last year, as efficiencies in North America Confectionery were partially offset by increases in North America Salty Snacks and International. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, increased 5.0% versus the third quarter of 2024, as higher transformation program net savings were more than offset by higher incentive compensation expense, as well as consulting fees.

Third quarter 2025 reported operating profit was $434.6 million, a decrease of 29.1% versus the third quarter of 2024, resulting in a reported operating profit margin of 13.7%, a decrease of 680 basis points versus the prior year period. This decrease was driven by higher commodity and tariff costs and unfavorable mix, which was partially offset by net price realization, supply chain productivity and transformation program savings, and reduced business realignment and acquisition related expenses. Adjusted operating profit of $422.5 million decreased 35.4% versus the third quarter of 2024. Adjusted operating profit margin of 13.3% declined 860 basis points versus the third quarter of 2024, as higher commodity and tariff costs along with unfavorable mix more than offset net price realization, supply chain productivity, and transformation program net savings.

The reported effective tax rate in the third quarter of 2025 was 25.7%, an increase of 1,170 basis points versus the third quarter of 2024. The adjusted effective tax rate was 26.7%, an increase of 1,150 basis points versus the third quarter of 2024. Both the reported and adjusted effective tax rate increases were driven by a decrease in renewable energy tax credits versus the year-ago period.

The Company’s third quarter 2025 results, as prepared in accordance with GAAP, included items negatively impacting comparability of $12.1 million, or $0.06 per share-diluted. For the third quarter of 2024, items positively impacting comparability totaled $40.8 million, or $0.14 per share-diluted.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024

Derivative Mark-to-Market Gains	$(24.3)	$(31.1)	$(0.12)	$(0.15)
Business Realignment Activities	10.6	49.1	0.05	0.24
Acquisition and Integration-Related Activities	1.6	22.8	0.01	0.11
Tax Effect of All Adjustments Reflected Above	—	—	—	(0.06)
	$(12.1)	$40.8	$(0.06)	$0.14

The following are comments about segment performance for the third quarter of 2025 versus the prior year period. See the schedule of supplementary information within this press release for additional information on segment net sales and profit.

North America Confectionery
Hershey’s North America Confectionery segment net sales were $2,615.6 million in the third quarter of 2025, an increase of 5.6% versus the same period last year. Organic, constant currency net sales increased 5.2%, driven by approximately 7 points of net price realization. Volume declined approximately 1 point reflecting strong performance of innovation and growth in core brands, which partially offset the impact of price elasticity.

Hershey’s U.S. candy, mint and gum (CMG) retail takeaway for the 12-period ended September 28, 2025 in the multi-outlet plus convenience store channels (MULO+ w/ Convenience2) increased 5.4% versus the same prior year period. Hershey’s CMG share performance remained largely consistent with the prior year period. Share momentum increased as the quarter progressed, as the Company continues to drive growth alongside customers.

The North America Confectionery segment reported segment income of $571.5 million in the third quarter of 2025, a decrease of 21.2% versus the prior year period, resulting in a segment margin of 21.8% in the quarter, a decrease of 750 basis points. The segment income and segment margin declines were driven by higher commodity and tariff costs and unfavorable mix, which were partially offset by net price realization, supply chain productivity and transformation program savings, and advertising and consumer marketing efficiencies during the third quarter.

2 MULO+ w/Convenience expanded in the second quarter of 2024 to include club, drug, and e-commerce customers previously classified as unmeasured, while Dollar Tree data was included beginning in the third quarter of 2025

North America Salty Snacks
Hershey’s North America Salty Snacks segment net sales were $321.0 million in the third quarter of 2025, an increase of 10.0% versus the same period last year. Volume increased approximately 11 points, reflecting the timing of promotional programming, innovation, and media investments. Net price realization was approximately 1 point lower, reflecting the timing of promotional programming versus the prior year period.

Hershey’s U.S. salty snack retail takeaway for the 12-week period ended September 28, 2025 in MULO+ w/ Convenience3 increased 14.2% versus the prior year period. SkinnyPop ready-to-eat popcorn takeaway increased 7.7%, driven by velocity and the cadence of customer programming, supported by consumer advertising. SkinnyPop ready-to-eat share increased nearly 70 basis points during this period. Dot’s Homestyle Pretzels achieved the #1 share position in the period as the brand continues to revitalize the pretzel category through core velocity and programming, along with innovation. Pirate’s Booty retail sales increased 10.9% in the period, resulting in an approximate 40-basis point cheese snacks and puffs category share gain.

North America Salty Snacks segment income was $57.7 million in the third quarter of 2025, an increase of 6.9% versus the third quarter of 2024. This resulted in a segment margin of 18.0%, a decrease of 50 basis points versus the prior year period. The segment margin decline was driven by higher supply chain costs related to building multipack capabilities, which more than offset higher volume and reduced commodity costs.

International
Third quarter 2025 net sales for Hershey’s International segment increased 12.1% versus the same period last year to $244.8 million. Price realization of approximately 7 points was in line with expectations reflecting strategic price increases across key markets. Volume increased approximately 6%, driven by double-digit growth in Brazil and a shift of shipments from the fourth quarter in Europe and Mexico, partially offset by the impact of price elasticity across markets.

The International segment reported a $13.6 million loss in the third quarter of 2025, a decrease of $27.8 million versus the prior year period driven by higher commodity and manufacturing costs, which more than offset higher sales, supply chain productivity and transformation program savings. This resulted in a segment margin of (5.6)%, a decrease of 1,210 basis points versus the prior year period.

3 MULO+ w/Convenience expanded in the second quarter of 2024 to include club, drug, and e-commerce customers previously classified as unmeasured, while Dollar Tree data was included beginning in the third quarter of 2025

Unallocated Corporate Expense
Hershey’s unallocated corporate expense in the third quarter of 2025 was $193.1 million, an increase of $54.1 million, or 38.9%, versus the same period of 2024. This increase was mainly driven by higher incentive compensation costs and consulting fees.

Live Webcast
At approximately 7:00 a.m. (Eastern time) today, Hershey will post a pre-recorded management discussion of its third-quarter 2025 results and business update to its website at www.thehersheycompany.com/investors. In addition, at 8:30 a.m. (Eastern time) today, the Company will host a live question and answer session with investors and financial analysts. Details to access this call are available on the Company’s website.

Note: In this release, for the third quarter of 2025, Hershey references income measures that are not in accordance with GAAP because they exclude certain items impacting comparability, including gains and losses associated with mark-to-market commodity derivatives, business realignment activities and acquisition and integration-related activities. The Company refers to these income measures as “adjusted” or “non-GAAP” financial measures throughout this release. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended
In thousands except per share data	September 28, 2025	September 29, 2024
Reported gross profit	$1,037,334	$1,232,719
Derivative mark-to-market gains	(24,250)	(31,083)
Business realignment activities	—	1,457
Acquisition and integration-related activities	—	1,720
Non-GAAP gross profit	$1,013,084	$1,204,813

Reported operating profit	$434,583	$613,164
Derivative mark-to-market gains	(24,250)	(31,083)
Business realignment activities	10,577	49,129
Acquisition and integration-related activities	1,577	22,777
Non-GAAP operating profit	$422,487	$653,987

Reported provision for income taxes	$95,590	$72,446
Derivative mark-to-market gains*	(2,645)	(4,499)
Business realignment activities*	2,788	11,867
Acquisition and integration-related activities*	382	5,518
Non-GAAP provision for income taxes	$96,115	$85,332

Reported net income	$276,320	$446,301
Derivative mark-to-market gains	(21,605)	(26,584)
Business realignment activities	7,789	37,262
Acquisition and integration-related activities	1,195	17,259
Non-GAAP net income	$263,699	$474,238

Reported EPS - Diluted	$1.36	$2.20
Derivative mark-to-market gains	(0.12)	(0.15)
Business realignment activities	0.05	0.24
Acquisition and integration-related activities	0.01	0.11
Tax effect of all adjustments reflected above**	—	(0.06)
Non-GAAP EPS - Diluted	$1.30	$2.34
* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the Company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.
** Adjustments reported above are reported on a pre-tax basis before the tax effect described in the reconciliation above for non-GAAP provision for income taxes.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended
	September 28, 2025	September 29, 2024
As reported gross margin	32.6%	41.3%
Non-GAAP gross margin (1)	31.8%	40.3%

As reported operating profit margin	13.7%	20.5%
Non-GAAP operating profit margin (2)	13.3%	21.9%

As reported effective tax rate	25.7%	14.0%
Non-GAAP effective tax rate (3)	26.7%	15.2%

(1) Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.
(2) Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.
(3) Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:

Derivative mark-to-market (gains) losses: The mark-to-market (gains) losses on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding (gains) losses are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business realignment activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability. During the first quarter of 2024, we commenced the Advancing Agility & Automation Initiative to improve supply chain and manufacturing-related spend, optimize selling, general and administrative expenses, leverage new technology and business models to further simplify and automate processes, and generate long-term savings. During the third quarter of 2025 and 2024, business realignment charges related primarily to third-party costs supporting the design and implementation of the new organizational structure, as well as severance and employee benefit costs.

Acquisition and integration-related activities: During the third quarter of 2025, we incurred costs related to the acquisition of the Sour Strips brand from Actual Candy, LLC into our North America Confectionery segment. During the third quarter of 2024, we incurred costs related to the 2023 acquisition of two manufacturing plants from Weaver Popcorn Manufacturing, Inc., and the integration of the 2021 acquisitions of Dot’s Pretzels, LLC and Pretzels Inc. into our North America Salty Snacks segment.

Tax effect of all adjustments: This line item reflects the aggregate tax effect of all pre-tax adjustments reflected in the preceding line items of the applicable table. The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the Company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to our 2025 Full-year Financial Outlook and other statements regarding our business outlook and financial performance. Many of these forward-looking statements can be identified by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the Company’s securities. Factors that could cause results to differ materially include, but are not limited to: disruptions or inefficiencies in our supply chain due to the loss or disruption of essential manufacturing or supply elements or other factors; issues, concerns or regulatory changes related to the quality and safety of our products, ingredients or packaging, human and workplace rights, and other environmental, social or governance matters; changes in raw material and other costs, along with the availability of adequate supplies of raw materials and the Company’s ability to successfully hedge against volatility in raw material pricing; the Company’s ability to successfully execute business continuity plans to address changes in consumer preferences and the broader economic and operating environment; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws, regulations and policies, including taxes and tariffs; political, economic, and/or financial market conditions, including with respect to inflation, rising interest rates, slower growth or recession, changes in the U.S. administration, and other events beyond our control such as the impacts on the business arising from the conflict between Russia and Ukraine; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure and that of our customers and partners (including our suppliers); our ability to hire, engage and retain a talented global workforce, our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design, implementation or usage of our new enterprise resource planning system, including the ability to support post-implementation efforts and maintain enhancements, new features or modifications; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2024, our Quarterly Report on Form 10-Q for the quarterly periods ended March 30, 2025 and June 29, 2025, and from time to time in our other filings with the U.S. Securities and Exchange Commission from time to time. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended September 28, 2025 and September 29, 2024
(unaudited) (in thousands except percentages and per share amounts)

			Three Months Ended		Nine Months Ended
			September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024

Net sales			$3,181,418	$2,987,494	$8,601,555	$8,314,723
Cost of sales			2,144,084	1,754,775	5,823,681	4,572,178
Gross profit			1,037,334	1,232,719	2,777,874	3,742,545

Selling, marketing and administrative expense			600,540	591,920	1,762,419	1,750,888
Business realignment costs			2,211	27,635	18,840	32,572

Operating profit			434,583	613,164	996,615	1,959,085
Interest expense, net			51,474	44,316	142,131	125,511
Other (income) expense, net			11,199	50,101	9,808	82,695

Income before income taxes			371,910	518,747	844,676	1,750,879
Provision for income taxes			95,590	72,446	281,434	326,231

Net income			$276,320	$446,301	$563,242	$1,424,648

Net income per share	- Basic	- Common	$1.40	$2.26	$2.85	$7.19
	- Diluted	- Common	$1.36	$2.20	$2.77	$7.00
	- Basic	- Class B	$1.27	$2.05	$2.58	$6.53

Shares outstanding	- Basic	- Common	148,363	147,938	148,234	148,474
	- Diluted	- Common	203,494	203,030	203,273	203,631
	- Basic	- Class B	54,614	54,614	54,614	54,614

Key margins:
Gross margin			32.6%	41.3%	32.3%	45.0%
Operating profit margin			13.7%	20.5%	11.6%	23.6%
Net margin			8.7%	14.9%	6.5%	17.1%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended September 28, 2025 and September 29, 2024
(unaudited) (in thousands except percentages)

	Three Months Ended			Nine Months Ended
	September 28, 2025	September 29, 2024	% Change	September 28, 2025	September 29, 2024	% Change
Net sales:
North America Confectionery	$2,615,600	$2,477,303	5.6%	$7,001,208	$6,764,439	3.5%
North America Salty Snacks	321,020	291,835	10.0%	914,337	856,835	6.7%
International	244,798	218,356	12.1%	686,010	693,449	(1.1)%
Total	$3,181,418	$2,987,494	6.5%	$8,601,555	$8,314,723	3.4%

Segment income (loss):
North America Confectionery	$571,475	$724,822	(21.2)%	$1,771,780	$2,137,514	(17.1)%
North America Salty Snacks	57,747	53,977	6.9%	166,080	144,887	14.6%
International	(13,607)	14,207	(195.8)%	34,914	81,967	(57.4)%
Total segment income	615,615	793,006	(22.4)%	1,972,774	2,364,368	(16.6)%
Unallocated corporate expense (1)	193,128	139,018	38.9%	531,617	465,935	14.1%
Unallocated mark-to-market (gains) losses on commodity derivatives (2)	(24,250)	(31,083)	(22.0)%	387,932	(195,727)	NM
Costs associated with business realignment initiatives	10,577	49,129	(78.5)%	51,568	104,795	(50.8)%
Acquisition and integration-related activities	1,577	22,778	(93.1)%	5,042	30,280	(83.3)%
Operating profit	434,583	613,164	(29.1)%	996,615	1,959,085	(49.1)%
Interest expense, net	51,474	44,316	16.2%	142,131	125,511	13.2%
Other (income) expense, net	11,199	50,101	(77.6)%	9,808	82,695	(88.1)%
Income before income taxes	$371,910	$518,747	(28.3)%	$844,676	$1,750,879	(51.8)%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense and (d) other gains or losses that are not integral to segment performance.
(2) Net (gains) losses on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative losses (gains).
NM - not meaningful

	Three Months Ended		Nine Months Ended
	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Segment income as a percent of net sales:
North America Confectionery	21.8%	29.3%	25.3%	31.6%
North America Salty Snacks	18.0%	18.5%	18.2%	16.9%
International	(5.6)%	6.5%	5.1%	11.8%

The Hershey Company
Consolidated Balance Sheets
as of September 28, 2025 and December 31, 2024
(in thousands of dollars)

Assets	September 28, 2025	December 31, 2024
	(unaudited)
Cash and cash equivalents	$1,163,017	$730,746
Accounts receivable - trade, net	966,411	800,402
Inventories	1,707,522	1,254,094
Prepaid expenses and other	561,155	974,215

Total current assets	4,398,105	3,759,457

Property, plant and equipment, net	3,426,678	3,458,853
Goodwill	2,711,338	2,705,753
Other intangibles	1,891,101	1,873,866
Other non-current assets	1,110,163	1,111,867
Deferred income taxes	42,041	37,065

Total assets	$13,579,426	$12,946,861

Liabilities and Stockholders’ Equity

Accounts payable	$1,459,680	$1,159,177
Accrued liabilities	952,330	807,341
Accrued income taxes	98,461	51,036
Short-term debt	214,959	1,306,976
Current portion of long-term debt	502,334	604,965

Total current liabilities	3,227,764	3,929,495

Long-term debt	4,677,086	3,190,210
Other long-term liabilities	639,160	688,259
Deferred income taxes	470,970	424,243

Total liabilities	9,014,980	8,232,207

Total stockholders’ equity	4,564,446	4,714,654

Total liabilities and stockholders’ equity	$13,579,426	$12,946,861